Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2011 THIRD QUARTER AND FIRST NINE MONTHS RESULTS
GREEN BAY, WI (August 11, 2011)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of branded contract wet and dry wipes converting in North America and a provider of specialty printing services and business imaging products, today announced that fiscal year 2011 third quarter sales were $27,986,000, up 15% over fiscal year 2010 third quarter sales. For the first nine months of fiscal 2011, sales were $80,758,000, compared to $65,272,000 for the first nine months of fiscal 2010, an increase of 24%.
Net loss per diluted share for the third quarter of fiscal 2011 was $67,000 or $0.02 per share compared to a net loss of $87,000 or $0.02 per diluted share for the third quarter of fiscal 2010. For the first nine months of fiscal 2011, net loss per diluted share was $0.03 per share compared to $0.11 net loss per diluted share for the first nine months of fiscal 2010.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “Our Green Bay Contract Manufacturing operation has reported increased sales, increased margins and improved gross profit for both the quarter and year to date. Our Newton Business Imaging operation has reported flat sales, decreased margins and decreased gross profit , for both the quarter and year to date, due to an inability to pass on paper cost increases through sales price increases. All of Tufco continues to focus on increasing sales and reducing costs.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2011 results in comparison to fiscal 2010 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the slow economic recovery from the recent economic downturn, the Company’s ability to refinance or replace its line of credit, which expires January 31, 2012, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	June 30,	September 30,
	2011	2010
ASSETS

Cash	$7	$8
Accounts Receivable — Net	12,594	14,211
Inventories — Net	17,178	14,330
Other Current Assets	814	538

Total Current Assets	30,593	29,087

Property, Plant and Equipment — Net	17,705	18,640
Goodwill — Net	7,212	7,212
Other Assets	247	136

Total	$55,757	$55,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$7,467	$4,477
Current Portion of Note Payable	255	244
Accounts Payable	7,905	9,975
Accrued Liabilities	579	555
Other Current Liabilities	527	435

Total Current Liabilities	16,733	15,686

Long-Term Debt	833	1,027
Deferred Income Taxes	2,177	2,257

Common Stock and Paid-in Capital	25,574	25,545
Retained Earnings	12,598	12,718
Treasury Stock	(2,158)	(2,158)

Total Stockholders’ Equity	36,014	36,105

Total	$55,757	$55,075

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net Sales	$27,986	$24,355	$80,758	$65,272

Cost of Sales	26,592	23,058	76,536	61,910

Gross Profit	1,394	1,297	4,222	3,362

SG&A Expense	1,436	1,388	4,265	4,022

Operating Loss	(42)	(91)	(43)	(660)

Interest Expense	66	48	198	105
Interest Income and Other Income	(1)	—	(49)	(16)

Loss Before Income Taxes	(107)	(139)	(192)	(749)

Income Tax Benefit	(40)	(52)	(72)	(279)

Net Loss	$(67)	$(87)	$(120)	$(470)

Net Loss Per Share:
Basic	$(0.02)	$(0.02)	$(0.03)	$(0.11)
Diluted	$(0.02)	$(0.02)	$(0.03)	$(0.11)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,308,947	4,308,947	4,308,947	4,308,947